EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 27, 2024, is entered into by and between ONAR, LLC. (the “Company”), and Claude Zdanow (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, the Executive has been serving as an operating member of the Company with compensation in the form of monthly cash payments prior to July 25, 2024 (the “Prior Compensation”);

WHEREAS, the Prior Compensation payments were equal to $30,000 per month which the Executive agreed to defer from the date of inception June 1, 2021 until December 31, 2023, at which point the Executive opted to stop deferring and begin receiving the Prior Compensation;

WHEREAS, as of July 25, 2024, due to the change in ownership of the Company, the Executive transitioned from the role of operating partner to a formal employment relationship under this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to memorialize the terms of the Executive’s employment effective from July 25, 2024, under the following terms and conditions.

1. Term. The term of Executive’s employment with the Company under this Agreement shall commence on August 1, 2024 (the “Effective Date”) and shall continue until terminated in accordance with the provisions hereof (such period of employment, the “Term”).

2. Position and Duties; Exclusivity. During the Term, Executive shall serve as of the Chief Executive Officer of the Company and shall serve in such other or additional positions as the Company may reasonably request from time to time. Executive shall report to the Board of Directors of the Company (the “Board”) and shall perform such duties as may be prescribed by the Board and otherwise as are usual and customary for Executive’s position. For clarity, (i) all determinations, interpretations and actions taken under or with respect to this Agreement and/or Executive’s employment with the Company shall be taken solely by the Board, and (ii) no action purported to be taken hereunder on behalf of the Company or the Board by Executive (or any other executive(s) of the Company) without the consent of the Board shall be binding on the Company or the Board, as applicable. During the Term, Executive shall devote most of the Executive’s business time and attention to the performance of Executive’s duties hereunder and the business and affairs of the Company and its subsidiaries (the “Company Group”), as directed by the Board, on a basis consistent with the level of services that are usual and customary for Executive’s position. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including without limitation any rules and policies relating to Executive’s obligations to the Company and its members upon a termination of employment.

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3. Compensation and Benefits; Expenses; Perquisites.

(a) Base Salary. During the Term from the Effective Date until December 31, 2024, the Company shall pay to Executive an annualized base salary (the “Base Salary”) of Three Hundred Sixty Thousand Dollars ($360,000), pro-rated for any partial year of employment. During the Term from January 1, 2025, until December 31, 2025, the Company shall pay to Executive a Base Salary of Four Hundred Eighty Thousand Dollars ($480,000), pro-rated for any partial year of employment. Additionally, for every million dollars ($1,000,000) in EBITDA that the Company earns in a given year above two million dollars ($2,000,000), the Base Salary in the following year will be increased by one hundred twenty thousand dollars ($120,000) and shall continue to increase accordingly for every additional one million dollars in EBITDA. For example, if the EBITDA of the Company in 2025 is four million dollars ($4,000,000), the Executives Base Salary would be equal to four hundred eighty thousand dollars ($480,000) plus two hundred forty thousand dollars ($240,000) for a total Base Salary of seven hundred twenty thousand dollars ($720,000). The Base Salary shall be paid in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly.

(b) Annual Cash Bonus. For each fiscal year of the Company ending during the Term, commencing with fiscal year 2024, Executive shall be eligible to earn a cash performance bonus (the “Annual Cash Bonus”), which the Executive can elect to take in stock of Onar Holding Corporation (the “Parent Company”) based on the attainment of Company, individual and/or other performance objectives (the “Bonus Objectives”) as determined by the Board in its sole discretion. Bonus Objectives shall be confirmed by the Board in writing prior to the commencement of each fiscal year. Executive’s target Annual Cash Bonus shall equal one hundred percent (100%) of Executive’s Base Salary during the Term for each fiscal year (the “Target Cash Bonus”). The actual amount of any Annual Cash Bonus payable to Executive shall be determined by reference to the attainment of the Bonus Objectives, as determined by the Board in its sole discretion, and may be less than, or greater than the Target Cash Bonus (and may equal zero). Any Annual Cash Bonus shall be paid to Executive on the date on which annual bonuses are paid generally by the Company to its senior executives with respect to the year in which the Annual Cash Bonus was earned, subject to and conditioned upon Executive’s continued employment with the Company through the applicable payment date.

(c) Initial Acquisition Bonus. The Executive will be entitled to earn a one-time one- million-dollar ($1,000,000) bonus (the “Initial Acquisition Bonus”) payable in cash or stock at the Executives election, or deferred if the Company does not have sufficient cash to make the bonus payment, upon the Company’s successful acquisition or acquisitions of a company or companies that increase the overall Company’s EBITDA by at least one million dollars ($1,000,000). The Initial Acquisition Bonus shall be considered earned and payable upon the signing of definitive documents to acquire the majority of stock or assets of a company or companies whose trailing twelve-month EBITDA is equal to at least one million dollars ($1,000,000) or more.

(d) Stock Option Grant. Executive shall be entitled to receive stock options to purchase 300% of Executive’s Base Salary in the Parent Company as of the date of this Agreement under the Company Equity Incentive Plan (the “Plan”), which is currently being established by the Parent Company. These stock options will vest (a) 12.5% after 6 months, (b) 37.5% after 1 Year, (c) 25% after 2 Years, and (d) 25% after 3 years following the commencement of Executive’s employment. Any additional option grants to Executive shall be at the option of the Company. The options will have an exercise price equal to the fair market value of a share of common stock, as determined by the trailing 5-day volume weighted average price (“VWAP”) as of the date of grant, which shall be the date the board grants the options. Executive will be required to sign a stock option agreement in order to receive this grant, which will contain various terms and conditions and incorporate and be subject to the Plan.

(e) Benefits. During the Term, Executive will be eligible to participate in the health, welfare and retirement benefit plans, policies and programs (including, as applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by the Company for the benefit of its senior US-based executive officers as may be in effect from time to time. Nothing contained in this Section 3 (e) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement, fringe or other benefit plan(s) or program(s) at any time.

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(f) Vacation. During the Term, Executive shall be entitled to vacation and other paid- time-off (pro-rated for any partial year of service) in accordance with applicable law and to the extent provided under the policies, practices and procedures generally applicable to senior US-based executives of the Company, as in effect from time to time.

(g) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s services hereunder, to the extent incurred and substantiated, in each case, in accordance with the policies, practices and procedures generally applicable to senior executives of the Company, as in effect from time to time.

(h) Indemnification. The Company agrees to indemnify Executive for all costs, damages, losses and expenses reasonably and actually incurred by Executive in connection with any and all third-party claims or proceedings arising from, as a result of, or in connection with Executive’s employment by the Company hereunder to the greatest extent permitted under the Company’s organizational documents and applicable law. This right to indemnification shall not apply to, and the Company will have no obligation to indemnify Executive with respect to, any action, suit or proceeding brought by or on behalf of Executive against the Company, or by the Company against Executive.

4. Termination of Employment. Capitalized terms used in this Section 4 and not previously defined herein shall have the meanings set forth in Section 4(h) below.

(a) At-Will Employment. Executive’s employment under this agreement is “at-will” and is not for any specified period of time. The at-will nature of this employment relationship cannot be changed except in a writing signed by Executive and an authorized officer of the Company (with the approval of the Board). Subject to the terms and conditions herein, Executive’s employment may be terminated by the Company for any reason other than Cause, or by Executive for any reason, by giving three (3) months written notice to the other Party. If the Executive gives such notice, the Company in its sole discretion may waive all or a portion of the notice period. In such a circumstance, the Company will place the Executive on a paid terminal leave for the entirety of the accelerated notice period. If the Company gives such notice, the Company may in its sole discretion place Executive on a paid terminal leave for all or a portion of such notice period. The Company may terminate Executive’s employment for Cause without prior notice to Executive.

(b) Accrued Obligations. If Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or Executive’s estate, as applicable) in a single lump sum payment, within thirty (30) days after the Date of Termination, or such earlier date as may be required by applicable law, the aggregate amount of: (i) any earned but unpaid Base Salary; (ii) any earned but unused vacation; and (iii) any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable in accordance with Section 3(f) above (together, the “Accrued Obligations”). Vested employee benefits under any employee benefit plans (if any) or otherwise shall be governed by the terms and conditions of the applicable plan and applicable law.

(c) Severance. If, during the Term, Executive is terminated by the Company without Cause and not due to Executive’s Disability, then, upon Executive’s Separation from Service, subject to Executive’s compliance with Section 4(d) and Section 4(g) below and Executive’s continued compliance with all applicable requirements of Section 5 below (the “Restrictions”), in addition to the Accrued Obligations, the Company shall pay to Executive an amount in cash equal to twelve (12) months of Executive’s Base Salary, payable in substantially equal installments during the period commencing on such Date of Termination and ending on the twelfth (12th)-month anniversary thereof in accordance with the Company’s customary payroll practices (the “Severance”). In addition, the Company will continue to provide medical insurance to Executive (at the same standard as prior to termination) for the period Executive is eligible for Severance payments. This insurance provision will cease early, should Executive begin to receive medical insurance cover by a third-party employer. In the event the Company is unable to provide the medical insurance directly, then the Company will reimburse the Executive, on a monthly basis, up to an amount equivalent to the regular insurance premium paid before termination.

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(d) Release. Notwithstanding the foregoing, (i) it shall be a condition to Executive’s right to receive any portion of the Severance described in Section 4(c) above that Executive execute and deliver to the Company an effective release of claims in a form prescribed by the Company (the “Release”) within thirty (30) days (or, to the extent required by applicable law or regulation, sixty (60) days) following the Date of Termination and that Executive not revoke such Release during any applicable revocation period; (ii) if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no Severance shall be paid or provided prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year); and (iii) upon any breach by Executive of any applicable Restrictions on or following the Date of Termination, any unpaid portion of the Severance (as applicable) shall cease to be payable and shall be forfeited by Executive upon such breach. In the case of such breach of Restriction, the Company shall provide notice indicating in reasonable detail the events or circumstances that it believes constitute a breach and, if such breach or failure is susceptible to cure, as determined by the Company in good faith, provide a period of thirty (30) days to cure such breach or failure; provided that, Executive shall only be entitled to one potential cure period for similar violations.

(e) Other Terminations. If Executive’s employment is terminated for any reason other than by the Company without Cause including, without limitation, due to a termination by the Company for Cause or due to Executive’s Disability, a resignation by Executive for any reason, or due to Executive’s death), the Company will pay Executive only the Accrued Obligations in accordance with Section 4(b) above.

(f) Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships and other employment positions then held with the Company or other member of the Company Group and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(g) Return of Property. Upon termination of Executive’s employment with the Company for any reason (or upon any earlier request by the Board), Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and laptops), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control; and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined below) including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. For clarity, Executive shall be entitled to keep a record of contact information for Executive’s business contacts.

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(h) Certain Definitions.

(i) “Cause” shall mean Executive’s: (A) willful failure to substantially perform his lawful job duties (other than by reason of incapacity) or comply with the lawful directives of the Company; (B) dishonesty, illegal conduct, or gross misconduct that in any case could reasonably be expected to be harmful to the business or reputation of the Company; (C) indictment of any felony or any crime involving dishonesty, fraud, theft or moral turpitude; (D) material violation of any of the Company’s employment policies, including Executive’s unauthorized disclosure of any confidential or proprietary information, or other material violation; or (E) material breach of the employment agreement with the Company or any other agreement Executive enters into with the Company or its affiliates. In the case of clauses (A), (D) or (E) above, the Company shall provide notice indicating in reasonable detail the events or circumstances that it believes constitute Cause and, if such breach or failure is susceptible to cure, as determined by the Company in good faith, provide a period of thirty (30) days to cure such breach or failure; provided that, Executive shall only be entitled to one potential cure period for similar violations.

(ii) “Disability” shall mean that Executive is: (A) unable to engage in the essential duties of his or her position by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Company or its insurer, for a continuous period of not less than one-hundred twenty (120) consecutive days or one-hundred eighty (180) days, whether or not consecutive, during any three hundred sixty five (365) day period; (B) is receiving benefits under the Company’s long-term disability insurance plan, or (C) has been determined to be disabled by the Social Security Administration.

(iii) “Date of Termination” shall mean the date of Executive’s Separation from Service from the Company.

(iv) “EBITDA” means the net income for Onar Holding Corporation in each given year, but adding back interest, taxes, depreciation, and amortization, as determined by the Company and its accountants.

(v) “Parent Company” means Onar Holding Corporation a Nevada C Corporation, which is the sole shareholder of the Company.

(vi) “Separation from Service” shall mean Executive’s “separation from service” from the Company within the meaning of Section 409A of the Code.

5. Executive Covenants. To protect the trade secrets and Confidential Information of the Company Group and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company Group that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and as an additional incentive for the Company to enter into this Agreement, pay the compensation hereunder and issue (or cause the issuance of) the Award, Executive agrees as follows:

(a) Nondisclosure of Confidential Information.

(i) Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (A) all valuable and unique information; (B) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential; and (C) information developed or used by the Company Group relating to the Business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information. All such information described in the foregoing clauses (A), (B) and (C) (other than information which (i) is known or readily ascertainable to the public or becomes known to the public through no fault of Executive, (ii) arises from Executive’s general training, knowledge, skill or experience, or (iii) Executive otherwise has a right to disclose as legally protectable conduct) is hereinafter referred to as “Confidential Information”). The Parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive may acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement or as otherwise permitted by applicable law, directly or indirectly, without the prior written consent of the Board, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use Executive’s best efforts to prevent the publication or disclosure of, any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof.

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(ii) Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (A) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and/or (B) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) Non-Solicitation of Employees. During the Term and for one (1) year thereafter, Executive shall not, in any manner, (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly:

(i) solicit the employment of any Person who (A) at any time during the period the six (6) months prior to and including the Date of Termination or (B) at the time of such solicitation, in any case, is or was employed by the Company Group; or

(ii) solicit, canvass, induce or encourage any employee or consultant of the Company Group to leave the employment or service of, or cease providing services to, the Company Group.

Nothing contained in this Section 5(c) shall restrict Executive from conducting any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) for employees that is not targeted at any employee of the Company Group, including, without limitation, through the use of employment agencies.

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(c) Intellectual Property Rights. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions (collectively, the “Inventions”), which relate at the time of conception or reduction to practice to the Business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. Executive hereby agrees that all rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company pursuant to this Agreement. Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). Work Product will not include Inventions developed entirely on Executive’s own time without using any equipment, supplies, facilities, or trade secret information of the Company Group; provided, however, Work Product will include, without exception, any Invention that either (i) relates, at the time of conception or reduction to practice of such Invention, to the Business, or actual or demonstrably anticipated research or development of the Company Group or (ii) results from any service or work performed by Executive to or for the benefit of the Company Group. Executive further acknowledges and agrees that if Executive uses any other Inventions in which Executive has an interest and that are not Work Product (collectively, the “Excluded Inventions”) in the course of Executive’s employment for the Company or incorporates any Excluded Inventions in any Work Product, technology, product, or service of the Company, Executive hereby grants the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting the Work Product and any other Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of selling or marketing Excluded Technology separately from the Work Product or other Company technology, products or services.

(d) Continuing Operation; Survival. If the Restrictions set forth in this Section 5 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great of a period of time or over too great a Geographic Area, or by reason of being too extensive in any other respect, the applicable covenant shall be interpreted to provide for the longest period of time, over the greatest Geographic Area and/or the broadest scope of activities and to otherwise have the broadest application, as shall be enforceable by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the Restrictions contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted. Neither the termination of Executive’s employment nor the termination of the Term or this Agreement, in any case, will have any effect on the continuing operation of this Section 5, and this Section 5 shall continue to apply in accordance with its terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.

(e) Remedies. Executive acknowledges and understands that this Section 5 and the other provisions of this Agreement are of a special and unique nature. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 5 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 6 below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction or other equitable relief in any court to restrain Executive from violating the covenants set forth in this Section 5.

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(f) Third-Party Beneficiaries. The Parties acknowledge and agree that the Company and each other member of the Company Group that is not a signatory hereto is an intended third-party beneficiary of this Agreement and the Restrictions contained herein and shall be entitled to enforce the Company’s rights hereunder as if such party was a signatory hereto.

6. Arbitration.

(a) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”), between any two or more Persons Subject to Arbitration (as defined below), including without limitation, any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended; (ii) any Arbitration Claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof; or (iii) any controversy or dispute brought by the Company pursuant to Section 6 hereof. Either Party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the Parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(b) “Persons Subject to Arbitration” shall mean, individually and collectively, (i) Executive; (ii) any person in privity with or claiming through, on behalf of or in the right of Executive; (iii) the Company; (iv) any past, present or future affiliate, employee, officer, director, manager or agent of the Company; and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(c) The arbitration shall take place before a single neutral arbitrator at the American Arbitration Association (“AAA”) office in Los Angeles, California. Such arbitrator shall be provided through AAA by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of AAA then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the AAA rules applicable to employment disputes in effect at the time of the arbitration. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(d) WAIVER OF TRIAL BY JURY OR COURT. EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(e) WAIVER OF OTHER RIGHTS. EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

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(f) Severability; Conformance to Applicable Law. This Section 6 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes. To the extent any terms or conditions of this Section 6 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 6. To the extent applicable law imposes additional requirements to allow enforcement of this Section 6, this Agreement shall be interpreted to include such terms or conditions.

7. Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either (a) personally, with receipt of delivery; (b) by reputable overnight courier, with receipt of delivery; or (c) by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Claude Zdanow

[REDACTED]

[REDACTED]

If to the Company:

ONAR, LLC.

8605 Santa Monica Blvd, PMB 36522

Los Angeles, CA 90067

Or to other such addresses as and Party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

9. Tax Matters.

(a) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(b) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to Executive would (i) constitute “parachute payments” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(i) Provided to Executive in full; or

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(ii) Provided to Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax;

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. For the avoidance of doubt, Executive shall not be entitled to any amounts that are reduced due to the application of this Section 6(b) and Company shall not be liable to Executive for any such reduced amounts.”

Unless the Company and Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and provided such agreement is in compliance with section 409A of the Code: (i) any cash severance payments subject to section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, (ii) any cash severance payments not subject to section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

10. Section 409A of the Code.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, section 409A of the Code. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

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(b) Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to Executive during the six (6) month period following Executive’s Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of Executive’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive’s Termination Date with the Company (or any successor thereto) for six (6) months following Executive’s Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive’s Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

11. Withholding. All payments hereunder may be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes and other authorized deductions from amounts payable hereunder.

12. Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified or waived unless agreed in writing and signed by Executive and by a duly authorized non- executive representative of the Board. No waiver by either Party of any breach by the other party or any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the Parties shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

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14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

16. Section Headings. The section headings of this Agreement are for the convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

17. Entire Agreement. This Agreement sets forth the final and entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof.

18. Further Assurances. The Parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

19. Executive Acknowledgement. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that Executive’s acceptance of employment with the Company and the performance of Executive’s duties and responsibilities hereunder will not, in any case, violate any agreement between Executive and any other person, firm, organization or other entity; and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party, in any case, that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ONAR LLC

By:	/s/ Claude Zdanow
Name:	Claude Zdanow
Title:	President of Reliant Holdings, Inc. as the Sole Member of ONAR, LLC.

EXECUTIVE

By:	/s/ Claude Zdanow
Name:	Claude Zdanow

[Signature Page to Employment Agreement]

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